UNITED STATES
SECURITES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  10/22/2004

Wells Real Estate Investment Trust II, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  333-107066

MD	20-0068852
(State or Other Jurisdiction Of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of Principal Executive Offices, Including Zip Code)

770-449-7800
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 2.01.    Completion of Acquisition or Disposition of Assets

Acquisition of the 800 North Frederick Building

On October 22, 2004, Wells Real Estate Investment Trust II, Inc. (the "Registrant") purchased all the membership interest in MR 270 NMD I LLC, a Delaware limited liability company that owns a two-story office building containing approximately 393,000 rentable square feet (the "800 North Frederick Building"), for a purchase price of approximately $79.0 million, plus closing costs. The acquisition was funded with (1) net proceeds raised from the Registrant's ongoing offering of public stock, (2) proceeds from the Registrant's $430.0 million line of credit with Bank of America, N.A and (3) the assumption of a $46.4 million interest-only note (refer to Item 2.03 for more information regarding assumed loan). The 800 North Frederick Building is located on an approximate 45.4-acre parcel of land at 800 North Frederick Avenue in Gaithersburg, Maryland. The 800 North Frederick Building was purchased from MR 270 Master LLC, which is not affiliated with the Registrant, its subsidiaries or Wells Capital, Inc. (the "Advisor").

The 800 North Frederick Building, which was completed in 1986, is 100% leased to International Business Machines Corporation ("IBM"). IBM, a company whose shares are publicly traded on the New York Stock Exchange ("NYSE"), manufactures and sells computer services, hardware and software and is the most diversified provider of computer products and services in the United States. IBM reported a net worth, as of June 30, 2004, of approximately $28.8 billion. The current aggregate annual base rent payable under the IBM lease, which expires in 2016, is approximately $5.6 million.

The Registrant does not intend to make significant renovations or improvements to the 800 North Frederick Building in the near term. Management believes that the 800 North Frederick Building is adequately insured.

Since the 800 North Frederick Building is leased to a single tenant on a long-term basis under a net lease that transfer substantially all of the operating costs to the tenant, management believes that the financial condition and results of operations of the guarantor of the lease, IBM, is more relevant to investors than financial statements of the property acquired. Such summarized financial information for IBM is attached hereto as Exhibit 99.1.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 22, 2004, the Registrant drew down approximately $71.0 million from its existing $430.0 million credit facility with Bank of America, N.A. Approximately, $24.8 million was used to partially fund the acquisition of the 800 North Frederick Building. Following this draw, approximately $365.4 million is currently outstanding under the credit facility. Borrowings under the credit facility bear interest at LIBOR plus 225 basis points or the base rate plus 50 basis points, at the Registrant's option. The base rate for any day is the higher of the Federal Funds Rate for such day plus 50 basis points or Bank of America's prime rate for such day. Under the terms of the credit facility, the Registrant is required to repay outstanding principal and accrued interest by May 10, 2005. During the initial 180-day term, the agreement allows the Registrant to borrow up to 70% of the aggregate cost of the subset of lender-approved properties with an aggregate average occupancy rate of 85% (the "Borrowing Base"). Effective November 11, 2004, the agreement allows the Registrant to borrow up to 60% of the Borrowing Base. Based on the value of the Borrowing Base properties, the Registrant has approximately $64.6 million in remaining capacity under the $430.0 million credit facility. The credit facility is secured by mortgages on all lender-approved properties; however, only some of the mortgages are recorded in the property records. In the event the Registrant is in default under the facility, the lender may elect to record all of the mortgages and foreclose.

On October 22, 2004, the Registrant assumed a $46.4 million interest-only note with Lehman Brothers Holdings Inc. (the "Lehman Brothers Loan") in order to partially fund the acquisition of the 800 North Frederick Building. The Lehman Brothers Loan matures November 11, 2011 and carries an annual fixed interest rate of 4.6175%. The Registrant is not permitted to prepay any portion of the Lehman Brothers Loan before the earlier of October 22, 2007 or the date that is two years from the last securitization involving any component or portion of the Lehman Brothers Loan (the "Permitted Release Date"). The Registrant may prepay the Lehman Brothers Loan in full plus any accrued interest after August 11, 2011 (the "Prepayment Release Date") without incurring a prepayment penalty. Prepayment in full after the Permitted Release Date and prior to the Prepayment Release Date will require the Registrant to deliver to Lehman Brothers Holdings Inc. an amount of United States Treasury securities that would yield interest equal to the interest Lehman Brothers Holdings Inc. would have received had the Registrant not prepaid the Lehman Brothers Loan.

Item 9.01.    Financial Statements and Exhibits

(b)        Pro Forma Financial Information. Since it is impracticable to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Registrant hereby confirms that it intends to file the required financial statements on or before January 5, 2005, by amendment to this Form 8-K.

(c)    Exhibits

               Exhibit No.    Description
                99.1               Summarized Tenant Financial Data

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Wells Real Estate Investment Trust II, Inc.

Date: October 27, 2004.	By:	/s/ Randall D. Fretz
Randall D. Fretz
Senior Vice President

Exhibit Index

Exhibit No.	Description
EX-99.1	Summarized Tenant Financial Data